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                                                                    EXHIBIT 12.1

                        CROWN CASTLE INTERNATIONAL CORP.
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                                           THREE MONTHS
                                                          ENDED MARCH 31,
                                                    -------------------------
                                                       2002          2003
                                                      ------        ------
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests and cumulative effect of change
   in accounting principle.......................   $(102,432)    $(62,458)
  Add:
    Fixed charges (as computed below)............      84,328       84,644
                                                    ---------     --------
                                                    $ (18,104)    $ 22,186
                                                    =========     ========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense...............................   $  52,065     $ 55,150
  Amortization of deferred financing costs and
   discounts on long-term debt...................      24,254       17,488
  Interest component of operating lease expense..       8,009       12,006
                                                    ---------     --------
    Fixed charges................................      84,328       84,644
  Preferred stock dividends......................      20,105       14,371
                                                    ---------     --------
    Combined fixed charges and preferred
     stock dividends.............................   $ 104,433     $ 99,015
                                                    =========     ========
Ratio of Earnings to Fixed Charges...............          --           --
                                                    =========     ========
Deficiency of Earnings to Cover Fixed Charges....   $ 102,432     $ 62,458
                                                    =========     ========
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends.......................          --           --
                                                    =========     ========
Deficiency of Earnings to Cover Combined Fixed
 Charges and Preferred Stock Dividends...........   $ 122,537     $ 76,829
                                                    =========     ========